Exhibit (h)(4)

AMENDMENT NO. 3

TO ADMINISTRATION CONTRACT

AMENDMENT No. 3 to the Administration Contract dated August 25, 2004, made as of the 28th day of November, 2012.

W I T N E S S E T H:

WHEREAS, Section 10 of the Administration Contract reads as follows:

10. Amendment of This Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by a majority of the Trustees of the Trust including a majority of the Trust’s disinterested Trustees, or by a vote of a majority of the outstanding voting securities of the Trust.

WHEREAS, on November 28, 2012, a majority of the Trustees voted to change the name of the Trust from Thrivent Financial Securities Lending Trust to Thrivent Cash Management Trust.

THRIVENT CASH MANAGEMENT TRUST		THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Russell W. Swansen	By	/s/ Bradford L. Hewitt
	Russell W. Swansen		Bradford L. Hewitt
	President		President and Chief Executive Officer